Exhibit 10.15
Employment Agreement
     This Employment Agreement (“Agreement”), including the attached Exhibits A and B, which are made a part hereof for all purposes, between RigNet, Inc. (“Company”) and Hector Maytorena (“Executive”) is effective as of May 18, 2010 (“Effective Date”). The Company and Executive agree as follows:
     1. TERM AND POSITION: The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in the Positions and for the Term stated on Exhibit “A.” During the Term of this Agreement, Executive shall devote his full time and undivided attention during business hours to the business and affairs of the Company, except for vacations, illness or incapacity; however, nothing in this Agreement shall preclude Executive from (i) engaging in charitable and community activities, and (ii) managing his personal investments, provided that such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement. The Chief Executive Officer of the Company (“CEO”) in accordance with guidelines, if any, of the Board of Directors of the Company (“Board”) shall give Executive written notice of any such activities that it reasonably believes materially interfere with the performance of his duties hereunder and provide Executive with a reasonable period of time to correct such interference.
     2. COMPENSATION: While Executive serves in the Positions set forth on Exhibit “A,” Executive’s annual base salary, as set forth on Exhibit “A,” shall be paid in accordance with the Company’s standard payroll practices for its executive officers. Executive shall participate in the Company’s currently effective Management Incentive Plan (“MIP”) and, under the terms of the MIP, shall be eligible for annual bonuses and/or periodic long-term incentive awards, in cash and/or in Company stock, as determined appropriate from time to time by the Compensation Committee of the Board (“Compensation Committee”). Under the terms of the MIP and subject to the sole discretion of the Compensation Committee, Executive shall be eligible for an annual bonus in the amount, and determined in the manner, set forth on Exhibit “A” attached hereto.
     3. BENEFITS: Executive shall be allowed to participate in all compensation and benefit plans and receive all perquisites that the Company makes available to its other senior executives of the same corporate level and also to participate in all employee benefit plans and programs that the Company makes available to the Company’s employees in general. Nothing in this Agreement is to be construed to obligate the Company to institute, maintain, or refrain from changing, amending, or discontinuing any benefit program or plan, so long as such actions are similarly applicable to the covered executives or employees, as applicable.
     4. INDEMNIFICATION: In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any claims,

judgments, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity in which he is acting or serving on behalf of or at the request of the Company (a “Claim”), the Company shall fully indemnify Executive to the maximum extent permitted by law and promptly on written request from Executive advance expenses {including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by law, unless Executive has been grossly negligent or willfully engaged in misconduct in the performance or nonperformance of his duties that is the basis for such Claim, which nonperformance shall include a failure of Executive to inform the Board of matters that could reasonably be expected, at such time, to be materially injurious financially to the Company. This contractual indemnification of Executive by the Company hereunder shall not be deemed or construed as operating to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise or obligation of the Company under any statute, articles of incorporation, by-laws or otherwise.
     5. D&O INSURANCE: The Company will obtain and maintain throughout the Term officer and director liability insurance covering Executive in an amount believed by the Board to be reasonable for the Company, given its size and activities, but in no event shall the coverage for Executive be less (in amount or scope) than the coverage provided for any other officer or director of the Company. Such insurance coverage shall continue as to Executive after he has ceased to be a director, officer or employee of the Company with respect to acts or omissions, which occurred prior to such cessation. Insurance contemplated by this Section shall inure to the benefit of Executive, his heirs and the executors and administrators of his estate.
     6. TERMINATION OF EMPLOYMENT: The Company and Executive agree that, during the Term, either party may, upon at least 30 days written notice to the other, terminate Executive’s employment; provided, however, that Executive’s employment may be terminated by the Company for Cause only as provided below. The Term of the Agreement shall terminate upon the termination of Executive’s employment for any reason.
     7. SEVERANCE PAY AND BENEFITS: If, during the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay Executive a Cash Severance Amount and provide Executive with certain other severance benefits (collectively, the “Severance Pay”) as described below. The Severance Pay shall be as follows:
(a)	The Cash Severance Amount shall be the amount as provided in Exhibit A hereto. The Company shall pay the Cash Severance Amount to Executive in a lump sum by wire transfer on or as soon as reasonably practical after the termination date; provided, however, that if at such time Executive is a

“specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the applicable Treasury Regulations thereunder, the Company shall not make such payment until the earlier of (i) the first day of the seventh month after Executive’s termination date or (ii) the date of Executive’s death. In the event of any such delay in payment, such Cash Severance Amount shall bear interest at the LIBOR rate in effect on his termination date until paid.

(b)	Provided Executive timely elects continued coverage under the Company’s group health plan pursuant to Section 4980B of the Code (“COBRA”), the Company shall pay on Executive’s behalf the full premium required for such continued coverage elected for his applicable COBRA period but not to exceed 18 months; provided, however, the Company shall take all actions necessary for Executive not to be taxed on either the continued coverage or any health benefits received under the health plan, which may include, if effective, paying Executive a monthly amount in cash, with a full tax gross-up, that enables Executive to pay the health premium required with after-tax dollars in order for such continued coverage or benefits to be non-taxable to him; provided, further however, if such reimbursement payments would be subject to tax under Section 409A of the Code, the Company shall provide Executive with either a full tax gross-up, paid when Executive remits such taxes, or reasonably equivalent health insurance coverage that does not subject Executive to tax under Sections 105, 106 or 409A of the Code.

(c)	As soon as practical on or following his termination, the Company shall pay Executive (i) any earned but unpaid base salary, (ii) any accrued but unused vacation, and (iii) all reasonable and unreimbursed business expenses incurred by him prior to his termination.

(d)	The Company shall provide Executive with outplacement services of Executive’s choosing, not to exceed $20,000.
Executive shall not be entitled to Severance Pay for a termination of employment that is due to his death or Disability, his voluntary termination without Good Reason, or his termination by the Company for Cause.

     8. DEFINITIONS
          The following are definitions of terms used in this and other sections of this Agreement.
(a)	Cause. “Cause” means (i) Executive’s conviction of a felony or a misdemeanor involving moral turpitude; (ii) Executive’s intentional and continued failure to perform his duties (other than by reason of an illness or a disability); (iii) intentional engagement in conduct by Executive that is materially injurious to the Company (monetarily or otherwise); (iv) Executive’s gross negligence in the performance of Executive’s duties (v) Executive’s failure to demonstrate clear separation of business and personal business (including without limitation, business travel expenses); provided, however, Executive shall not be deemed to have been terminated for Cause under clauses (ii), (iii), (iv) or (v) above unless the determination of whether Cause exists is made in writing by the CEO, such determination to set forth the basis for the determination. If Executive disagrees with the CEO’s determination, Executive may, within 30 days of the CEO’s determination file a written appeal with the Board, and the Board may reverse the CEO’s determination if a resolution is duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding Executive, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was not guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(b)	Good Reason. “Good Reason” means (i) an adverse change in Executive’s position, authority, duties or responsibilities, including job title, (ii) an adverse change in Executive’s base salary or the taking of any action by the Company that would diminish, other than in a de minimus amount, the aggregate incentive compensation awards or opportunities of Executive or the level of Executive’s participation relative to other participants, iii) the relocation of the Company’s principal executive offices by more than 25 miles from where such offices are located on the Effective Date or Executive being based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of Executive’s duties and reasonably consistent with Executive’s travel prior to the Effective Date, or (iv) a breach of this Agreement by the Company, which remains uncorrected for 10 days following Executive’s written notice to the Company of such breach.

(c)	Disability. “Disability” means Executive (i) is unable to perform substantially Executive’s duties with the Company as a result of any physical or mental impairment that is reasonably expected to last for a continuous period of not less than 12 months, as supported by a written opinion by a physician selected by Executive, and (ii) is receiving long-term disability benefits under the Company’s insured long-term disability plan.
     9. COMPANY EQUITY: The provisions of this Section are in addition to any rights of Executive under Section 7 of this Agreement.
(a)	Upon Executive’s termination of employment for Good Reason, death or Disability or upon Executive’s termination by the Company for any reason other than Cause, each Company stock option of Executive automatically shall vest and become exercisable in full. Further, in the event that Executive’s employment is terminated for any reason other than for Cause, all vested Company stock options of Executive, including those that become vested on his termination of employment as provided in this Agreement, shall continue in full force and effect for the remainder of their original option terms. In addition, each Company restricted stock award and other Company-equity based award, and any other deferred compensation award granted to Executive, shall vest in full and be payable on the date the Cash Severance Amount is paid to Executive as provided above. However, expressly excluded from this section are any equity awards issued to Executive by the Company under a long-term incentive plan (“LTIP”) after the Company’s stock is listed on any public stock exchange or securities market. Such equity issued under the LTIP after a public listing shall vest and continue in full force and effect in accordance with the terms of the LTIP.

(c)	In the event that Executive’s employment is terminated by the Company for Cause and the Company’s stock is not listed on any public stock exchange or securities market, then for 90 days following Executive’s termination the Company shall have a right to cancel all of Executive’s vested stock options by paying Executive a cash lump amount equal to the excess, if any, of the Fair Market Value of the shares of the Company stock covered by such options and the exercise prices of such options.

(d)	Upon a “Change of Control,” all Company stock options and other Company equity-based awards of Executive automatically shall vest in full immediately prior to such Change of Control and be exercisable or payable pursuant to its terms, notwithstanding anything in any award agreement to the contrary.

(e)	In the event that a majority of other shareholders sell or otherwise dispose of any of their shares of Company stock or securities convertible into Company stock prior to an initial public offering of the Company stock, the other shareholders and the Company shall take, at their sole expense, all actions necessary or helpful, to enable Executive, at his election, to sell or similarly dispose of his shares of Company stock to such purchaser(s) at the same time and on the same terms. The percentage of his shares of Company stock that Executive may elect to sell or otherwise dispose of pursuant to this “tag along” right shall not exceed the percentage of the Company stock owned by the other selling shareholders (with all convertible securities being deemed fully converted) that it is selling or otherwise disposing in such transaction(s). Such “tag along” rights for Executive shall no longer exist once the Company’s stock is listed on any public stock exchange or securities market.
     10. NO OFFSET OR MITIGATION: Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of his employment by another employer or his self-employment, except that any severance payments or benefits that Executive is entitled to receive pursuant to a Company severance welfare benefit plan for employees in general shall reduce the amount of payments and benefits otherwise payable or to be provided to Executive under this Agreement.
     11. CONFIDENTIALITY: Executive will not use, divulge, or disclose, directly or indirectly, any trade secret, data, records, or other information concerning the technology, know-how, business, policies, finances, or operations of the Company or any of its affiliates, which Executive acquires knowledge of pursuant to his employment with the Company (the “Information”), including, but not limited to, information regarding its customers and projects. He will not, without the express consent of a member of the Board, remove from the offices of the Company any originals or copies of any of the Information, or any computer disks, computer hard drives, or computer tapes on which any of the Information is recorded.
     12. INVENTIONS: Executive will promptly and fully disclose to the Company any inventions, designs, improvements or discoveries which Executive develops during his employment with the Company, whether conceived during regular working hours or otherwise. All such inventions, designs, improvements, and discoveries shall be the exclusive property of the Company. Executive will: (i) assist the Company in obtaining appropriate legal protection

(including patent, trademark, and copyright protection) for the rights of the Company with respect to such inventions, designs, improvements, and discoveries, and (ii) execute all documents and do all things necessary to (a) obtain such legal protection, and (b) vest the Company with full and exclusive title thereof.
     13. NON-COMPETITION OBLIGATIONS: The Executive Agrees that, during the Term of this Agreement and for the 12-month period following any termination of this Agreement by the Company without Cause, Executive shall not, directly or indirectly, engage in any business competing with the businesses of the Company, whether directly or as an owner of more than 5% in, as a manager of, a participant in, a consultant to or a person who renders services on behalf of, a person who engages in such business, or otherwise, within (i) the states of Texas, Louisiana, Colorado or Wyoming or (ii) in any geographical area in which the Company actually engages in such businesses, specifically including the nations listed on Exhibit B attached hereto. The business of the Company is providing Internet protocol-based voice, data and video networks and software application management services for offshore drilling companies, oil companies and oil-field service companies.
     14. NON-SOLICITATION: During the Term of this Agreement and the 12-month period following the termination hereof, Executive shall not directly, or indirectly through another entity, induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, and Executive shall not directly or indirectly induce or attempt to induce any existing or prospective customer of the Company to reduce or cease its business relationship with the Company.
     15. WARRANTY AND INDEMNIFICATION: Executive warrants that he is not a party to any other restrictive agreement limiting his activities in his employment by the Company. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit continued employment with the Company. Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.
     16. NON-DISPARAGEMENT: The parties shall refrain, both during and after the Term, from publishing any oral or written statements about each other (including with respect to the Company, its affiliates, or any of their respective officers, employees, agents, or representatives) that are disparaging, slanderous, libelous, or defamatory.
     17. NOTICES: Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company, shall be sent to 1880 South Dairy Ashford, Suite 300, Houston, Texas 77077 attention: Chief Executive Officer. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.
     18. NO WAIVER: No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.
     19. ARBITRATION: Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Houston, Texas. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including those of Executive unless the arbitrator finds that Executive has acted in bad faith and provides otherwise with respect to the fees, costs and expenses of Executive; provided, however, in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement.
     20. GOVERNING LAW: This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.
     21. SUCCESSORS:
(a)	This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     22. ENTIRE AGREEMENT: This instrument contains the entire agreement of Executive and the Company with respect to the subject matter hereof and all promises, representations, understandings, arrangements, and prior and contemporaneous agreements (written or oral) between the parties with respect to the subject matter hereof, are terminated hereby.
     23. SURVIVAL/SEVERABILITY/HEADINGS: It is the express intention and agreement of the parties that Sections 5 through 25 of this Agreement shall survive the termination of the Term. In addition, all obligations of the Company to make payments under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.
     24. TAX WITHHOLDING: The Company shall be entitled to withhold from any compensatory payments that it makes to Executive under this Agreement or otherwise all taxes required by applicable law to be withheld therefrom by the Company.
     25. LEGAL FEES: The Company shall reimburse Executive for his legal fees incurred in advising him with respect to and in preparing and reviewing this Agreement.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective for all purposes as of the Effective Date.

RIGNET, INC.

By: Title:	/s/ Mark B. Slaughter CEO & President

“EXECUTIVE HECTOR MAYTORENA”

/s/ Hector J. Maytorena
(Signature)

Exhibit A
To Employment Agreement
between RigNet, Inc.
and the Executive Named Below

Name:	Hector Maytorena

Position:	Vice-President & General Manager-Americas

Reporting:	Executive shall report to the Chief Executive Officer of the Company.

Term:	Through November 15, 2010 (the “primary term”); provided that beginning on the final date in the primary term and on each anniversary thereafter, the Term automatically will be extended for an additional one year, unless at least 90 days prior to any such anniversary either of the parties to this Agreement gives written notice to the other that the Term shall cease to be so extended. Notwithstanding the foregoing, upon a Change of Control, the Term shall not be less than two years from the date of such Change of Control. However, the Term shall automatically terminate as provided in Section 7.

Annual Base Salary:	$150,000. Executive’s base salary may be increased from time to time, but as increased may not be thereafter decreased.

Annual Bonus:	Each fiscal year of the Company (each fiscal year being a “Bonus Period”), Executive shall participate in the Company’s annual bonus plan (Management Incentive Plan or “MIP”). Subject to the MIP’s terms and conditions, Executive shall be eligible to receive a target bonus in an amount not less than 30% of Executive’s annual Base Salary. Executive’s entitlement to a bonus during each Bonus Period shall be dependent upon the Company’s and Executive’s satisfaction of criteria established by the Compensation Committee, at its sole discretion, under the MIP. Determination of the satisfaction of such criteria shall be solely based upon the Company’s audited financial statements and final Board of Director approval for each such Bonus Period, and further provided that Executive shall not be entitled to receive any Annual Bonus if Executive is not an employee of the Company on the date that payment of an approved Annual Bonus would otherwise be payable.

Cash Severance Amount:	The aggregate sum of (i) the amount of Executive’s target bonus for the Bonus Period in which his termination occurs, and (ii) 1.0 times Executive’s then applicable annual Base Salary.

409A Tax Gross-Up:	In the event it shall be determined that any payment to Executive, whether under this Agreement or otherwise, is subject to the additional tax imposed by Section 409A of the Code, or any interest or penalties are incurred by Executive with respect to such additional tax (such tax together with any such interest and penalties, hereinafter collectively referred to as the “409A Tax”), the Company shall pay Executive a “Gross-Up Payment” in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, any additional 409A Tax on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the initial 409A Tax. Such Gross-Up Payment shall be paid no later than the time Executive is required to pay the 409A Tax. Executive and the Company agree to use reasonable efforts to avoid having any payment or benefit provided to Executive being subject to the 409A Tax.

Exhibit B

Mexico
Brazil
Venezuela
Norway
The United Kingdom
Denmark
Singapore
Qatar
Indonesia
Brunei
Australia
Thailand
India
Saudi Arabia
United Arab Emirates
Libya
Egypt
China
Vietnam
Nigeria
Angola
Ghana
Cameroon
Tunisia

A-13

Amendment to Employment Agreement
This Amendment to the Employment Agreement entered into this 15th day of August, 2010 by and between RigNet, Inc. (“Company”) and Hector J. Maytorena (“Executive”) (“Amendment”),
The Company and Executive agree as follows:
          Whereas, Company and Executive desire to amend that certain Employment Agreement dated May 14, 2010 (“Employment Agreement”);
          Now Therefore, in consideration of the promises and mutual consideration set forth, it is agreed by Company and Executive as follows:
1.	The Section of Exhibit A of the Employment Agreement related to ‘Term’ is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Term: the initial term shall extend through November 15, 2010; provided that on November 16, 2010 the Term will automatically renew for an additional one year period unless either: (a) the Company provides notice of non-renewal to the Executive on or before August 15, 2010; or (b) the Executive provides notice of non-renewal to the Company on or before August 27, 2010. On each anniversary of November 15, 2010 thereafter, the Term will automatically renew for successive one year periods unless either party provides not less than 90 days notice to the other party, subject to the parties’ respective rights under Section 7. Notwithstanding the foregoing, upon a Change of Control (as defined in Section 9(d)), the Term shall not be less than two years from the date of such Change of Control subject to the parties’ respective rights under Section 7.”

2.	Except as expressly set forth above, the Employment Agreement shall remain in full force and effect as written.
          IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment in multiple originals to be affective for all purposes as of the Effective Date.

RigNet, Inc.

/s/ Mark B. Slaughter Mark B. Slaughter
Chief Executive Officer

Executive

/s/ Hector J. Maytorena Hector J. Maytorena	8/15/2010